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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

       Date of Report (Date of Earliest Event Reported): January 12, 2001



                           DANKA BUSINESS SYSTEMS PLC

             (Exact name of registrant as specified in its charter)



UNITED KINGDOM                     0-20828                   98-0052869

(State or other                  (Commission               (IRS Employer
jurisdiction of                  File Number)             Identification No.)
incorporation)


11201 DANKA CIRCLE NORTH
ST. PETERSBURG, FLORIDA             33716

(Address of principal executive offices)              (Zip Code)


        Registrant's Telephone Number, Including Area Code: 727-576-6003


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ITEM 5.  OTHER EVENTS.

         As of December 15, 2000, Danka Business Systems PLC (the "Company") entered into the Tenth Amendment to Credit Agreement (the "Tenth Amendment") amending its multicurrency credit agreement (the "Credit Agreement") with a consortium of international banks. On or about December 28, 2000, the conditions for effectiveness contained in the Tenth Amendment were met and amended the Credit Agreement, effective December 15, 2000.

         The Credit Agreement has been amended to require minimum levels of adjusted consolidated net worth, cumulative consolidated EBITDA, a ratio of consolidated EBITDA to interest expense, and a consolidated fixed charge coverage ratio and a consolidated total leverage ratio (each as defined within the Credit Agreement). The Tenth Amendment continues through March 28, 2001 the waiver of compliance with the requirements of certain other covenants that were waived in waivers granted to the Company by the bank lenders in October 1998 and February 1999. See the Company's Current Report on Form 8-K dated February 26, 1999 for a description of the Credit Agreement and the prior waivers.

         Terms of the Tenth Amendment allow for the Company to receive advances under the Credit Agreement for its ordinary operational needs during the period ending March 28, 2001. The Company was also permitted to make the $25,000,000 term loan payment in advance of the required repayment date of January 2, 2001. In addition, the Company is permitted to make payments to certain lenders (the "TROL Lenders") upon the sale of real properties subject to a mortgage held by the TROL Lenders using the net sale proceeds. The Company paid a fee of $1.5 million related to the execution of the Tenth Amendment.

         A copy of the Tenth Amendment is included with this Form 8-K Current Report, as Exhibit 4.25 hereto and any description or summary set forth in this Report is qualified in its entirety by reference to that exhibit.


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ITEM 7.  EXHIBITS.


EXHIBIT
NUMBER                                  EXHIBIT

4.25 Tenth Amendment to Credit Agreement dated December 15, 2000 among Danka Business Systems PLC, Dankalux Sarl & Co., SCA and Danka Holding Company, Bank of America, N.A., each other Bank signatory to the Credit Agreement and Bank of America, N.A., as agent.

99.1 Press Release dated January 3, 2001 by Danka Business Systems PLC announcing amendment to Credit Agreement and loan repayment.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              DANKA BUSINESS SYSTEMS PLC


                              By: /s/ Keith Nelsen
                                 -----------------------------------------
                                 Keith Nelsen
                                 Its: Senior Vice President and General Counsel



Dated: January 12, 2001


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